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                       ST. GALLEN ACQUISITION CORPORATION
                       360 N. Sepulveda Blvd., Suite 3050
                              El Segundo, CA 90245
                              Tel.: (310) 524-0111
                               Fax: (310) 524-0117




March 14, 2000


Mr. Richard K. Wulff, Chief
Office of Small Business
Securities and Exchange Commission
Mail Stop 0302
Washington D.C. 20549

Re:      St. Gallen Acquisition Corp.
         Registration Statement on Form 10-SB
         File No. 0-28917
         Filed January 18, 2000

Dear Mr. Wulff,

This letter is confirmation that we are withdrawing our registration statement filed with the Securities and Exchange Commission on January 18, 2000. Our reason for withdrawal is that we have our audited figures for the fiscal year ended 1999 and we would like to include these figures in our registration statement.

If you have any questions, please contact either Candace Beaver or myself at
(310) 524-0111.


Sincerely,


/s/ Kevin DeVito
Kevin DeVito
Chief Executive Officer